Kirkpatrick & Lockhart LLP
                         1800 Massachusetts Avenue, N.W.
                                  Second Floor
                           Washington, D.C. 20036-1800






                                  July 17, 1998




      The Dreyfus/Laurel Funds, Inc.
      200 Park Avenue - 55th Floor
      New York, New York 10166

      Dear Sir or Madam:

            In connection with the filing of Post-Effective Amendment No. 64 to the Registration Statement on Form N-1A (File Nos. 811-5270 and 33-16338) of The Dreyfus/Laurel Funds, Inc., which you are about to file with the Securities and Exchange Commission, we hereby consent to the reference to our firm as "counsel" in the Statements of Additional Information of Dreyfus Disciplined Smallcap Stock Fund and Dreyfus Tax-Efficient Growth Fund incorporated by reference into the respective Prospectuses of those Funds.

                                Very truly yours,

                              /s/ Kirkpatrick & Lockhart LLP




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